EXHIBIT 10.6


                                LICENCE AGREEMENT




between

ASTRIS INC.
2480 Dunwin Drive
Mississauga, Ontario, Canada L5L 1J9
(LICENSOR)

and

ASTRIS s.r.o.
Cernoleska 467
256 01 Benesov, Czech Republic
(LICENSEE)

          LICENSOR and LICENSEE hereby agree as follows:

1.        Definition

          In this contract the following terms are used as mentioned below:

TECHNOLOGY of this contract is the technology of fuel cells developed by the LICENSOR, comprising know-how, procedures and recipes, designs, patterns, patents and patent disclosures as well as other such relevant documents as provided by the LICENSOR.

LICENSED ARTICLES of this contract are products embodying or otherwise utilizing the TECHNOLOGY, such as fuel cells, fuel cell systems and their composite parts such as fuel cell electrodes and other fuel cell or fuel cell system components, as well as other products developed or conceived by the LICENSOR.

2.        Grant of Licence

          LICENSOR grants to LICENSEE a nonexclusive licence for the production and sale of the LICENSED ARTICLES.

          LICENSEE has the right to sell the LICENSED ARTICLES to third parties in Europe.


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3.        Royalties

          LICENSEE agrees to pay to LICENSOR a royalty of two percent on the net sale price of LICENSED ARTICLES sold to third parties.

          The royalties accrue when an invoice is sent to the purchaser. LICENSEE agrees to pay the royalties accrued in the course of a calendar year in the first 90 days of the calendar year following.

4.        Improvements

          LICENSOR agrees to grant to LICENSEE licenses on improvements of and additions to TECHNOLOGY made by LICENSOR on the same terms as in para 2. The royalties are not increased thereby.

          LICENSEE grants hereby a free worldwide irrevocable license to LICENSOR on improvements of and additions to TECHNOLOGY made by the LICENSEE.

5.        Patents

          Patent rights in respect of improvements of and additions to TECHNOLOGY whether made by LICENSOR or LICENSEE shall be assigned to the LICENSOR.

          LICENSOR shall bear the costs of filing and prosecuting such patents.

6.        Secrecy

          The contracting parties are obliged to secrecy with regard to a third party, concerning knowledge, experience and information in respect of TECHNOLOGY and additions and improvements thereof, as far as they are not generally known or already in the public domain.

7.        Contract Period and Termination

          This contract comes into force when signed by both parties, and is terminated when all patents in respect of TECHNOLOGY expired, and when no royalties have been payable for a period of six years.

          In addition, LICENSOR has the right to terminate the contract, by a notice in writing, if the LICENSEE has not made the royalty payments according to para 3, and has been delinquent in such royalty payments for a period of more than 90 days.

8.        Succession in Title

          This contract is also valid for and binding upon the legal successors of both parties.

9.        Alteration

          Alterations and supplements to this contract are valid only if they have been agreed upon by both parties in the form of a written and signed contract.


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10.       Relevant Law, Jurisdiction

          This contract is subject to the laws of Province of Ontario, Canada.

          All disputes under this contract shall be settled by arbitration conducted in the Municipality of Metropolitan Toronto, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom except as to matters of law.

AGREED TO this 30th day of January 1995.


                                        ASTRIS INC. (LICENSOR)


                                        per  /s/  Jiri K. Nor
                                           ------------------------------------


                                        ASTRIS s.r.o. (LICENSEE)


                                        per  /s/  Name Illegible
                                           ------------------------------------


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